EXHIBIT 1

DIRECTORS AND EXECUTIVE OFFICERS PVKG INTERMEDIATE HOLDINGS INC., PVKG INVESTMENT HOLDINGS INC. AND CVC CAPITAL PARTNERS VII LIMITED

The following tables sets forth the name, business address and present principal occupation and the name, principal business and address of organization in which such employment is conducted and citizenship of each of the directors, executive officers and control persons of PVKG Intermediate Holdings Inc., PVKG Investment Holdings Inc., and CVC Capital Partners VII Limited, in each case, immediately prior to the Merger on January 4, 2019.

1.	PVKG Intermediate Holdings Inc.

Name, Country of Citizenship and Position	Business Address and Address of Organization of Principal Occupation or Employment	Present Principal Occupation or Employment
Lars C. Haegg Norway Director; President	712 Fifth Avenue, 43rd Floor New York, New York 10019	Mr. Haegg is a Principal at CVC Capital Partners (“CVC”).

James P. Christopoulos United States Director; Treasurer and Secretary	712 Fifth Avenue, 43rd Floor New York, New York 10019	Mr. Christopoulos is a Managing Director at CVC.

2.	PVKG Investment Holdings Inc.

Name, Country of Citizenship and Position	Business Address and Address of Organization of Principal Occupation or Employment	Present Principal Occupation or Employment
Lars C. Haegg Norway Director; President	See respective information under in Section 1 of this Exhibit 1.	See respective information under in Section 1 of this Exhibit 1.

James P. Christopoulos United States Director; Treasurer and Secretary	See respective information under in Section 1 of this Exhibit 1.	See respective information under in Section 1 of this Exhibit 1.

3.	CVC Capital Partners VII Limited

Name, Country of Citizenship and Position	Business Address and Address of Organization of Principal Occupation or Employment	Present Principal Occupation or Employment
Mark A. R. Grizzelle United Kingdom Director	111 Strand, London WC2R 0AG United Kingdom +44 0207 420 4200	Mr. Grizzelle is a Senior Adviser to CVC.

Carl J. Hansen United Kingdom and New Zealand Director	3rd Floor, Sir Walter Raleigh House, 48-50 The Esplanade, St Helier, Jersey JE2 3QB +44 (0) 1534 828 750	Mr. Hansen is a Managing Director and the Money Laundering Reporting Officer of CVC Advisers Jersey Limited (“CVC Jersey).

Steven F. Koltes United States Director	3rd Floor, Sir Walter Raleigh House, 48-50 The Esplanade, St Helier, Jersey JE2 3QB +44 (0) 1534 828 750	Mr. Koltes is a Co-Founder and Co-Chairman of CVC.

Name, Country of Citizenship and Position	Current Principal Business Address	Present Principal Occupation or Employment

Jean-Rémy A. R. Roussel France Director	20 Avenue Monterey, Luxembourg L-2163 Luxembourg +352 26 47 83 68	Mr. Roussel is a Managing Partner and Head of the Operations team at CVC.

W. Brian Scholfield United Kingdom and Canada Director	3rd Floor, Sir Walter Raleigh House, 48-50 The Esplanade, St Helier, Jersey JE2 3QB +44 (0) 1534 828 750	Mr. Scholfield is a Managing Director and the Compliance Officer of CVC Jersey.

Rupert D. E. Walker United Kingdom Director	1 Waverley Place, Union Street, St. Helier, Jersey JE1 1SG Channel Islands +44 (0) 1534 850750	Mr. Walker is a Principal and the sole ultimate beneficial owner of Saltgate Limited.

Frederick I. Watt United Kingdom Director	111 Strand, London WC2R 0AG United Kingdom +44 0207 420 4200	Mr. Watt is a Managing Partner and Chief Operating Officer of CVC.